Exhibit 1
The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

CHINA UNICOM LIMITED

(incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
ANNOUNCEMENT
(1) UPDATE ON THE PROPOSED DISPOSAL OF
THE CDMA BUSINESS BY UNICOM TO TELECOM
(2) MAJOR TRANSACTION AND CONNECTED TRANSACTION
Financial Adviser to
China Unicom Limited and China United Telecommunications Corporation

Lehman Brothers Asia Limited
Independent Financial Adviser to the Independent Board Committee

Merrill Lynch (Asia Pacific) Limited
1.	UPDATE ON THE PROPOSED DISPOSAL OF THE CDMA BUSINESS BY UNICOM TO TELECOM
Further to the First Announcement issued by Unicom on 2 June 2008 in connection with the proposed disposal of the CDMA Business by Unicom to Telecom, the board of directors of Unicom is pleased to announce that on 27 July 2008, the respective parties have entered into the CDMA Business Disposal Agreement, the Option Waiver and Lease Termination Agreement and the Transfer Agreement in relation to the CDMA Business Disposal.
2.	CDMA BUSINESS DISPOSAL AGREEMENT
On 27 July 2008, Unicom, CUCL and Telecom entered into the CDMA Business Disposal Agreement, which sets out the terms and conditions on which Unicom and CUCL, a wholly-owned subsidiary of Unicom, will sell, and Telecom will purchase, the CDMA Business.
The CDMA Business Disposal Agreement supersedes the CDMA Business Framework Agreement and all other previous oral or written agreements in connection with the CDMA Business Disposal.
The Consideration remains unchanged from the CDMA Business Framework Agreement and is RMB43.8 billion (approximately HK$50.1 billion), which is subject to adjustment in accordance with the price adjustment mechanism as set out in the CDMA Business Disposal Agreement. The first instalment, being 70% of the Consideration, is payable in cash on the Completion Date or within three days after the Completion Date. The second instalment, being 20% of the Consideration, is payable in cash within three days after the Delivery Date. The final instalment, being the remaining 10% of the Consideration, is payable in cash before the Final Date.

The conditions on which Unicom, CUCL and Telecom will complete the CDMA Business Disposal (the “CDMA Business Conditions”) remain substantially the same as under the CDMA Business Framework Agreement and are as follows:
(1)	there being no material adverse change to the operation of the CDMA Business;

(2)
the representations and warranties made by Unicom and CUCL on the date of the CDMA Business Disposal Agreement remaining true, accurate and complete, and are not misleading, inaccurate or incomplete in all material aspects;

(3)
the CDMA Business Disposal having been approved by the Unicom Shareholders (other than Unicom BVI and its associates) in accordance with applicable laws, regulations and listing rules, and the Transfer Agreement having been approved by the Independent Unicom Shareholders;

(4)
the CDMA Business Disposal having been approved by the shareholders of Unicom A Share Company in accordance with applicable laws, regulations and listing rules, and the Option Waiver and Lease Termination Agreement having been approved by the non-affiliated shareholders of Unicom A Share Company;

(5)	the CDMA Business Disposal having been approved by CUCL in accordance with applicable laws and regulations;

(6)
the necessary procedures required by applicable laws and/or required by the binding agreements or documents of CUCL (including relevant announcement/notice procedures in relation to creditors or obtaining creditors’ consents) having been performed in accordance with the requirements of the completion plan as set out in the CDMA Business Disposal Agreement;

(7)
the amendments to the articles of association and the changes of the business scope of Telecom having been approved by the Telecom Shareholders in accordance with applicable laws, regulations and listing rules, and the Telecom CDMA Lease and other connected transaction agreements (which require amendments as a result of Telecom’s purchase of the CDMA Business) having been approved by the Independent Telecom Shareholders;

(8)
all Authorisations in connection with the operation of the CDMA Business having been obtained by Telecom and Telecom Group, which shall include, but are not limited to, the approval of the Ministry of Industry and Information Technology for Telecom Group to license to Telecom the operation of a mobile telecommunications business and to use the relevant telecommunications resources, such as CDMA spectrum and telecommunications network numbers;

(9)
all Authorisations in connection with the CDMA Business Disposal Agreement and the CDMA Network Disposal Agreement having been obtained from the relevant governmental and regulatory authorities in the PRC and any other relevant jurisdiction and such Authorisations remaining in full force and effect without modification;

(10)
(a) there being no dispute between CUCL and Telecom on the progress of the completion preparatory work, and (b) detailed agreements in relation to the implementation of the transactions contemplated under the CDMA Business Disposal Agreement having been entered into by the corresponding provincial branches (including branches of autonomous regions and municipalities directly under the central government) of CUCL and Telecom before 15 August 2008; and

(11)
the business and assets identification and specific revenue due diligence having been completed in accordance with the CDMA Business Disposal Agreement and the results of such identification and due diligence having been jointly confirmed by CUCL and Telecom.

Each of Unicom, CUCL and Telecom will use its respective reasonable endeavours to procure the satisfaction of the CDMA Business Conditions as soon as practicable before 1 October 2008. Once the CDMA Business Conditions set out above are satisfied or waived (satisfaction of the conditions under (1) to (6) is to be procured by CUCL and Unicom, satisfaction of the conditions under (7) and (8) is to be procured by Telecom and satisfaction of the conditions under (9) to (11) is to be jointly procured by CUCL, Unicom and Telecom), completion of the CDMA Business Disposal will take place on the Completion Date. If not all of the CDMA Business Conditions are satisfied or waived (as applicable) on or before 31 December 2008 (or such other date as Unicom, CUCL and Telecom may agree), the CDMA Business Disposal Agreement will automatically terminate (other than certain provisions which shall survive after the termination of the CDMA Business Disposal Agreement).
A further announcement will be made by Unicom whether or not all of the CDMA Business Conditions have been satisfied or waived.
3.	CDMA NETWORK DISPOSAL AGREEMENT
Unicom has been notified by Unicom Group that on 27 July 2008, Unicom Group, Unicom New Horizon and Telecom Group entered into the CDMA Network Disposal Agreement, which sets out the terms and conditions on which Unicom Group and Unicom New Horizon will sell, and Telecom Group will purchase, the CDMA Network at a consideration of RMB66.2 billion (approximately HK$75.7 billion). Completion of the CDMA Network Disposal is expected to occur on the same date as the completion of the CDMA Business Disposal.
4.	OPTION WAIVER AND LEASE TERMINATION AGREEMENT AND TRANSFER AGREEMENT
Under the Unicom CDMA Lease:
(i)
Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, has granted to CUCL, a wholly-owned subsidiary of Unicom, the CDMA Network Purchase Option whereby CUCL has an option to purchase the CDMA Network at any time before 31 December 2008; and

(ii)	CUCL has agreed to lease Capacity on the CDMA Network from Unicom New Horizon until 31 December 2008 on the terms and conditions set out in the Unicom CDMA Lease.
In connection with the CDMA Business Disposal, CUCL has agreed to waive its right to exercise the CDMA Network Purchase Option and the parties to the Unicom CDMA Lease have agreed to terminate the Unicom CDMA Lease, in each case with effect from the Completion Date.
Accordingly, pursuant to the 2-Step Approach, on 27 July 2008, the following agreements were entered into:
(i)
Unicom Group, Unicom New Horizon and Unicom A Share Company entered into the Option Waiver and Lease Termination Agreement pursuant to which Unicom A Share Company agreed to waive or procure the waiver by CUCL of its right to exercise the CDMA Network Purchase Option and the parties agreed to terminate or procure the termination of the Unicom CDMA Lease, in each case with effect from the Completion Date, on the basis that Unicom A Share Company has the right to transfer its rights and obligations to CUCL and subject to the approval of the independent shareholders of Unicom A Share Company; and

(ii)
Unicom A Share Company and CUCL entered into the Transfer Agreement pursuant to which Unicom A Share Company agreed to transfer all of its rights and obligations under the Option Waiver and Lease Termination Agreement to CUCL, subject to the approval of the Independent Unicom Shareholders.

The Transfer Agreement constitutes a connected transaction for Unicom and is subject to the approval of the Independent Unicom Shareholders.
5.	TELECOM CDMA LEASE
It is expected that, at or around the same time when the CDMA Business Disposal Agreement and CDMA Network Disposal Agreement are entered into, Telecom and Telecom Group will enter into the Telecom CDMA Lease pursuant to which Telecom will lease Capacity on the CDMA Network from Telecom Group.
6.	HONG KONG LISTING RULES IMPLICATIONS FOR UNICOM
The CDMA Business Disposal constitutes a major transaction for Unicom under Chapter 14 of the Hong Kong Listing Rules and is subject to the approval of the Unicom Shareholders.

The Transfer Agreement pursuant to which CUCL, a wholly-owned subsidiary of Unicom, will assume all of the rights and obligations of Unicom A Share Company under the Option Waiver and Lease Termination Agreement constitutes a connected transaction for Unicom and is subject to the reporting, announcement and independent shareholders’ approval requirements under Chapter 14A of the Hong Kong Listing Rules.
The Independent Board Committee, which consists of all the independent non-executive directors of Unicom, has been established to advise the Independent Unicom Shareholders and Merrill Lynch has been appointed as the independent financial adviser to advise the Independent Board Committee and the Independent Unicom Shareholders, in each case on the terms of the Transfer Agreement pursuant to which the CDMA Network Purchase Option will be waived and the Unicom CDMA Lease will be terminated. None of the independent non-executive directors of Unicom has any material interest in the CDMA Business Disposal or the waiver of the CDMA Network Purchase Option and the termination of the Unicom CDMA Lease.
A circular containing, amongst others, details of the terms of the CDMA Business Disposal, the waiver of the CDMA Network Purchase Option and the termination of the Unicom CDMA Lease, a letter from the Independent Board Committee to the Independent Unicom Shareholders, a letter from Merrill Lynch to the Independent Board Committee and the Independent Unicom Shareholders and a notice convening an extraordinary general meeting of Unicom will be despatched to the Unicom Shareholders as soon as practicable after the date of this announcement.
WARNING: As completion of the CDMA Business Disposal is subject to the satisfaction or waiver of conditions, the issue of this announcement should not be regarded in any way as implying that Unicom and Telecom will complete the CDMA Business Disposal. Therefore, holders of Unicom Shares, Unicom ADSs and investors generally should exercise caution when dealing in the Unicom Shares or Unicom ADSs.
1.	INTRODUCTION
Further to the First Announcement issued by Unicom on 2 June 2008 in connection with the proposed disposal of the CDMA Business by Unicom to Telecom, the board of directors of Unicom is pleased to announce that on 27 July 2008, the respective parties have entered into the CDMA Business Disposal Agreement, the Option Waiver and Lease Termination Agreement and the Transfer Agreement in relation to the CDMA Business Disposal.
2.	THE CDMA BUSINESS DISPOSAL AGREEMENT

(a)	The CDMA Business Disposal
On 27 July 2008, Unicom, CUCL and Telecom entered into the CDMA Business Disposal Agreement, which sets out the terms and conditions on which Unicom and CUCL, a wholly-owned subsidiary of Unicom, will sell, and Telecom will purchase, the CDMA Business.
The CDMA Business Disposal Agreement supersedes the CDMA Business Framework Agreement and all other previous oral or written agreements in connection with the CDMA Business Disposal.
(b)	CDMA Business
Pursuant to the CDMA Business Disposal Agreement:
(1)
CUCL has agreed to sell, and Telecom has agreed to purchase, the entire CDMA business, which is owned and operated by CUCL, together with the assets of CUCL which are relevant to the CDMA business and the rights and liabilities of CUCL relating to its CDMA subscribers, immediately prior to the Completion Date, and comprising, amongst others:

(i)
CDMA business provided by CUCL immediately prior to the Completion Date based on the existing network capacity and system support capability (including relevant access channel and service functions) as well as CDMA business operation services;

(ii)
all mobile subscribers with user code information of 133/153 numbers as at 12:00 a.m. on the Completion Date as recorded in CUCL’s billing system and other relevant systems, as well as the rights and obligations relating to such CDMA subscribers, the settlement of which will be made by cash on completion;

(iii)
transferred assets relating to the CDMA business as set out in the CDMA Business Disposal Agreement, comprising (a) assets exclusively used by the CDMA business including, but not limted to, UIM cards, rechargeable cards, operation terminals and network equipment, (b) information/data of CDMA subscribers, (c) all self-owned sales offices at county level or below in the Ten Northern Provinces (including districts and counties located in the suburbs of Beijing and Tianjin) and 50% of all self-owned sales offices at above (but excluding) county level as well as 50% of leased self-operated sales offices in the Ten Northern Provinces, (d) certain jointly used CDMA network shared base stations/auxiliary facilities, (e) certain transmission assets relating to the CDMA business, and (f) other tangible and intangible assets related to the CDMA business as set out in the CDMA Business Disposal Agreement;

(iv)
except for certain contracts as provided in the CDMA Business Disposal Agreement, (a) for the rights and obligations under contracts exclusively relating to the CDMA business, those formerly enjoyed and assumed by CUCL before the Completion Date shall continue to be enjoyed and assumed by CUCL, and all such rights and obligations shall be enjoyed and assumed by Telecom on and after the Completion Date; (b) for the rights and obligations under contracts not exclusively relating to CDMA business, all the rights and obligations before the Completion Date shall continue to be enjoyed and assumed by CUCL; and on or after the Completion Date, based on the principle that liabilities should be borne consistent with rights and interests, Telecom and CUCL shall respectively enjoy and assume the rights and obligations under such contracts in an honest, fair and bona fide manner; and (c) with respect to the agreements and business arrangements relating to sales channel and customer services in connection with the CDMA business, CUCL shall be responsible for amending the original exclusivity contracts entered into by CUCL with third parties before the Completion Date in such a manner that Telecom will be able to enjoy or share the rights under such contracts; and for the exclusivity contracts renewed by CUCL with third parties within 3 years after the Completion Date, such exclusivity clause included in these contracts shall not apply to Telecom. If Telecom enters into any new contract with the counterparty of any original exclusive contract within 3 years after the Completion Date, the exclusivity clause shall not apply to CUCL;

(v)
other business, rights or liabilities to be disposed of by CUCL to Telecom in the following manners: (a) with respect to the amount to be amortized for property leasing and line leasing, the balance to be amortized from the Completion Date with respect to the CDMA business shall be assumed by Telecom through a one-time purchase; (b) the arrangements for the use rights relating to the CDMA business include, but are not limited to, use right arrangements relating to computer rooms, use right arrangements for the licensing of intellectual property rights relating to the CDMA business, and other use right arrangements as agreed by the parties in the CDMA Business Disposal Agreement; (c) the number of employees to be transferred to Telecom represents 29.3% of the total number of contracted employees of CUCL and Unicom Huasheng Telecommunications Technology Company Limited. In addition, a certain number of the Seconded Employees will be transferred to provide services to Telecom;

(2)
Unicom (by itself and through its subsidiary) has agreed to sell, and Telecom (by itself and through its subsidiary) has agreed to purchase, the entire equity interest in China Unicom (Macau) Company Limited; and

(3)
CUCL has agreed to sell, and Telecom has agreed to purchase, 99.5% of the equity interest in Unicom Huasheng Telecommunications Technology Company Limited (representing the entire equity interest in Unicom Huasheng Telecommunications Technology Company Limited held by CUCL, and Unicom has been notified by Unicom Group that the remaining 0.5% of the equity interest in Unicom Huasheng Telecommunications Technology Company Limited will be sold by Unicom Group to Telecom Group),

(1), (2) and (3) above are collectively referred to as the “CDMA Business”.
The detailed items of the CDMA Business are set out in the CDMA Business Disposal Agreement, and will be confirmed in a final list of the detailed items of the CDMA Business. Within 20 days after the Completion Date (or such other date as agreed between the parties), CUCL, Unicom and Telecom will commence the identification process of the detailed items of the CDMA Business, and will prepare, acknowledge and sign a final list of such detailed items based on the results of such identification work. After the parties have signed the final list, the final list may still be adjusted by the agreement of the parties by no later than the Delivery Date, which is the date falling 60 days after the Completion Date (or such other date as the parties may agree). CUCL, Unicom and Telecom (or their respective provincial branches) will confirm the adjusted final list by signing a confirmation letter once or by batches on or before the Delivery Date.

The CDMA Business Disposal Agreement also sets out the detailed principles and arrangements on the identification, determination, segregation, verification and transfer mechanism for each type of assets that comprises the CDMA Business. In addition, as provided for under the CDMA Business Disposal Agreement, CUCL and Telecom and their respective affiliated companies have also entered into a number of ancillary agreements in relation to the detailed arrangements with respect to the CDMA Business Disposal.
(c)	Consideration
Pursuant to the CDMA Business Disposal Agreement, the Consideration remains unchanged from the CDMA Business Framework Agreement and is RMB43.8 billion (approximately HK$50.1 billion), which is subject to adjustment in accordance with the price adjustment mechanism as set out below:
Adjusted consideration equals the Consideration as agreed in the CDMA Business Disposal Agreement multiplied by “A”, where:
R1 represents the CDMA Service Revenue for the six months ended 30 June 2008 to be disclosed in the 2008 interim report of Unicom
R2 represents the CDMA Service Revenue for the six months ended 30 June 2007 disclosed in the 2007 interim report of Unicom provided that:
If (R1/R2 + 0.02) > or = 1, then A = 1; and
If (R1/R2 + 0.02) < 1, then A = (R1/R2 + 0.02)
The Consideration was reached through arm’s length negotiations and determined after taking into account various relevant industry and market factors as well as the specific characteristics of the business and assets of the CDMA Business being disposed, including the operating capabilities and operating potential of the CDMA Business, their growth prospects, earnings potential, competitive advantages in their respective markets and their prospective profit contributions to Telecom, as well as by reference to other financial and operational factors.
The Consideration will be paid in instalments as follows. The first instalment, being 70% of the Consideration, is payable in cash on the Completion Date or within three days after the Completion Date. The second instalment, being 20% of the Consideration, is payable in cash within three days after the Delivery Date. The Delivery Date will take place within 60 days after the Completion Date or be such other date as agreed between the parties. The final instalment, being the remaining 10% of the Consideration, is payable in cash before the Final Date.
Following the signing of the CDMA Business Disposal Agreement, Telecom will continue to conduct its due diligence on the CDMA Service Revenue of Unicom for the period from January to June of 2008 in accordance with an agreed plan. Such due diligence is expected to be completed within ten days after the date of the CDMA Business Disposal Agreement.
(d)	Conditions
The CDMA Business Conditions remain substantially the same as under the CDMA Business Framework Agreement and are as follows:
(1)	there being no material adverse change to the operation of the CDMA Business;

(2)
the representations and warranties made by Unicom and CUCL on the date of the CDMA Business Disposal Agreement remaining true, accurate and complete, and are not misleading, inaccurate or incomplete in all material aspects;

(3)
the CDMA Business Disposal having been approved by the Unicom Shareholders (other than Unicom BVI and its associates) in accordance with applicable laws, regulations and listing rules, and the Transfer Agreement having been approved by the Independent Unicom Shareholders;

(4)
the CDMA Business Disposal having been approved by the shareholders of Unicom A Share Company in accordance with applicable laws, regulations and listing rules, and the Option Waiver and Lease Termination Agreement having been approved by the non-affiliated shareholders of Unicom A Share Company;

(5)	the CDMA Business Disposal having been approved by CUCL in accordance with applicable laws and regulations;

(6)
the necessary procedures required by applicable laws and/or required by the binding agreements or documents of CUCL (including relevant announcement/notice procedures in relation to creditors or obtaining creditors’ consents) having been performed in accordance with the requirements of the completion plan as set out in the CDMA Business Disposal Agreement;

(7)
the amendments to the articles of association and the changes of the business scope of Telecom having been approved by the Telecom Shareholders in accordance with applicable laws, regulations and listing rules, and the Telecom CDMA Lease and other connected transaction agreements (which require amendments as a result of Telecom’s purchase of the CDMA Business) having been approved by the Independent Telecom Shareholders;

(8)
all Authorisations in connection with the operation of the CDMA Business having been obtained by Telecom and Telecom Group, which shall include, but are not limited to, the approval of the Ministry of Industry and Information Technology for Telecom Group to license to Telecom the operation of a mobile telecommunications business and to use the relevant telecommunications resources, such as CDMA spectrum and telecommunications network numbers;

(9)
all Authorisations in connection with the CDMA Business Disposal Agreement and the CDMA Network Disposal Agreement having been obtained from the relevant governmental and regulatory authorities in the PRC and any other relevant jurisdiction and such Authorisations remaining in full force and effect without modification;

(10)
(a) there being no dispute between CUCL and Telecom on the progress of the completion preparatory work, and (b) detailed agreements in relation to the implementation of the transactions contemplated under the CDMA Business Disposal Agreement having been entered into by the corresponding provincial branches (including branches of autonomous regions and municipalities directly under the central government) of CUCL and Telecom before 15 August 2008; and

(11)
the business and assets identification and specific revenue due diligence having been completed in accordance with the CDMA Business Disposal Agreement and the results of such identification and due diligence having been jointly confirmed by CUCL and Telecom.

Each of Unicom, CUCL and Telecom will use its respective reasonable endeavours to procure the satisfaction of the CDMA Business Conditions as soon as practicable before 1 October 2008. Once the CDMA Business Conditions set out above are satisfied or waived (satisfaction of the conditions under (1) to (6) is to be procured by CUCL and Unicom, satisfaction of the conditions under (7) and (8) is to be procured by Telecom and satisfaction of the conditions under (9) to (11) is to be jointly procured by CUCL, Unicom and Telecom), completion of the CDMA Business Disposal will take place on the Completion Date. Completion of the CDMA Network Disposal is expected to occur on the same date as the Completion Date of the CDMA Business Disposal.
If not all of the CDMA Business Conditions are satisfied or waived (as applicable) on or before 31 December 2008 (or such other date as Unicom, CUCL and Telecom may agree), the CDMA Business Disposal Agreement will automatically terminate (other than certain provisions which shall survive after the termination of the CDMA Business Disposal Agreement).
A further announcement will be made by Unicom whether or not all of the CDMA Business Conditions have been satisfied or waived.

(e)	Other Key Terms of the CDMA Business Disposal Agreement
(1)	Pre-Completion Date Undertakings

Based on the existing status of the operation of the CDMA Business, each of CUCL and Unicom undertakes to Telecom that before the Completion Date:
(i)
it will not make any material change to the usual operation policies of the CDMA Business (including, but not limited to, the operation, sales, usual pricing procedures and policies of the CDMA Business);

(ii)	it will not make any material change to the usual financial policy of the CDMA Business and will take all necessary and effective measures to ensure the execution of the usual financial policy;

(iii)	it will actively maintain the CDMA subscriber base, and will develop the subscriber resources in accordance with its usual sales practice;

(iv)	it will maintain the normal operation of the CDMA Business and will ensure that services at the usual standards will be provided to the CDMA subscribers;

(v)
it will not enter into any contract involving the CDMA Business with a value in excess of RMB20 million, or make any investment in or dispose of the relevant assets and liabilities in connection with the CDMA Business with an amount exceeding RMB20 million;

(vi)
it will not make any substantial adjustment to its labour relationships with, or the positions and compensation for, any of its employees working for the CDMA Business (including employees to be transferred to Telecom), and will not, on the Completion Date, have any liability for outstanding wages, benefits and social insurance payments with respect to such employees;

(vii)
it will provide all necessary assistance to enable Telecom to identify the assets that are within the scope of the CDMA Business and will complete the completion preparatory work in accordance with the completion plan as set out in the CDMA Business Disposal Agreement;

(viii)
it will allow Telecom access to the computer rooms and sales offices for inspection that are within the scope of the CDMA Business and will provide other information and records relating to the CDMA Business;

(ix)	it will notify Telecom and consult with Telecom on any events or circumstances that may have a material adverse effect on the CDMA Business; and

(x)
it will maintain and will not make any material change to the IT supporting systems which record the CDMA subscribers’ rights and liabilities attributable to the CDMA Business before (and excluding) the Completion Date.

Separate pre-completion undertakings with respect to China Unicom (Macau) Company Limited and Unicom Huasheng Telecommunications Technology Company Limited have been agreed and set out in the ancillary agreements.

(2)	Completion Date and Delivery Date

On and after the Completion Date, the CDMA Business shall become legally owned by Telecom. Unless Unicom, CUCL and Telecom otherwise agree, any right, interest, obligation and liability in relation to the CDMA Business before the Completion Date will be borne by CUCL; and on and after the Completion Date, any right, interest, obligation or liability in relation to the CDMA Business will be borne by Telecom. Since delivery of the CDMA Business will be completed by batches commencing from the Completion Date, with regard to certain detailed items of the CDMA Business to be transferred to Telecom, CUCL shall hold such assets in good faith or as otherwise requested by Telecom on a fair and reasonable basis.

CUCL and Telecom have agreed to ensure that until the Completion Date, the services provided to the CDMA subscribers, service capabilities and network operating conditions will not be materially affected.

CUCL and Telecom have also agreed to cooperate with each other, within 60 days after the Completion Date, to complete the relevant procedures and take the relevant actions in accordance with certain methods and standards as set out in the CDMA Business Disposal Agreement to effect delivery of certain detailed items of the CDMA Business as agreed in the final list on or before the Delivery Date, including but not limited to, subscribers, cash items, fixed and other assets, business platform, IT supporting systems, land use rights, information and data of CDMA subscribers, files, vehicles, intellectual property rights, contracts and value-added business platform, as set out in the CDMA Business Disposal Agreement.

Any assets or liabilities, which form part of the CDMA Business but the transfer of which has not been completed by the Delivery Date, will be governed by the completion plan as set out in the CDMA Business Disposal Agreement.

After the Completion Date and before the actual delivery of certain items of the CDMA Business set out in the final list, CUCL will indemnify or compensate Telecom for any loss or damage caused by CUCL of such items. After actual delivery of the items of the CDMA Business set out in the final list, CUCL will have to exchange such items with material defects, or indemnify Telecom for any material defect of such items, arising from activities conducted before the Completion Date.

(3)	Transitional Period Arrangements

CUCL, Unicom and Telecom have agreed on the principles in relation to the arrangements during the transitional period, which starts from the Completion Date and ends not later than the Final Date, being fixed at 31 March 2009, including, amongst others, preservation of operating conditions and customer services as necessary, and reciprocal use of the IT system and the value-added service platform during the transitional period.

(4)	Jointly Used CDMA Network Assets

After completion of the CDMA Business Disposal, CUCL and Telecom will each own certain CDMA network assets. In order to ensure the normal operation of the business and to maintain the quality of services provided to subscribers, CUCL and Telecom will enter into a separate agreement with respect to the operation of the Jointly Used CDMA Network Assets in accordance with the principles set out in the CDMA Business Disposal Agreement.

(5)	Joint Working Committee

The joint working committee that was established before the date of the CDMA Business Disposal Agreement will continue to perform its obligations agreed by the relevant parties to ensure the smooth operation and transfer of the CDMA Business by the Final Date.

(6)	Representations and Warranties
(i)
In the CDMA Business Disposal Agreement, CUCL has made certain representations and warranties in relation to, amongst others, the licence and authorisation to operate the CDMA Business, the legal ownership of the CDMA Business, the business operation and financial information in relation to the CDMA Business, the consistency of the amortisation policies and methods adopted by CUCL in connection with the handset amortisation balance, the information/data of the CDMA customers, insurance, intellectual property and IT rights, third party contracts, employees, material litigations and investigations, taxation and legal compliance.

(ii)
In the CDMA Business Disposal Agreement, Unicom has made certain representations and warranties, amongst others, that the information provided by CUCL to Telecom and the representations and warranties made by CUCL are true, complete and accurate. Unicom has further guaranteed all the obligations, liabilities and indemnities of CUCL under the CDMA Business Disposal Agreement.

(iii)
In the CDMA Business Disposal Agreement, Telecom has made certain representations and warranties in relation to, amongst others, its valid and legal incorporation and existence under the PRC law and its having readily available cash to pay each instalment of the Consideration on the respective due date.

All the representations and warranties are to be repeated on the date of signing of the CDMA Business Disposal Agreement, the Completion Date, the Delivery Date and the payment date of the final instalment of the Consideration.

Separate representations and warranties with respect to China Unicom (Macau) Company Limited and Unicom Huasheng Telecommunications Technology Company Limited have been given by CUCL and Unicom and set out in the ancillary agreements.

(7)	Indemnity

As provided in the CDMA Business Disposal Agreement, any false, inaccurate or incomplete representation and/or warranty, any misleading representation or omission, or breach of any undertaking or any clause under the CDMA Business Disposal Agreement will constitute a breach of the CDMA Business Disposal Agreement, in which case the party in breach is required to indemnify the other party in accordance with the CDMA Business Disposal Agreement.

CUCL has agreed to indemnify Telecom against any actual loss suffered by Telecom as a result of any actual or potential disputes, claims or litigation in connection with the CDMA Business existing or taking place before (and excluding) the Completion Date, or as a result of such activities, conducted prior to (and excluding) the Completion Date.

CUCL’s failure to satisfy the CDMA Business Conditions or to complete the CDMA Business Disposal by the required date may result in a default payment having to be made by CUCL under the CDMA Business Disposal Agreement. Telecom’s failure to make any payment pursuant to the CDMA Business Disposal Agreement on the respective due date may result in a late payment fine having to be made by Telecom under the CDMA Business Disposal Agreement.

3.	ASSET SWAP
In connection with the CDMA Business Disposal, in order to optimise use of resources, avoid duplication, facilitate management and enhance the efficiency of the operation of the integrated assets, CUCL and Telecom Group plan to swap certain assets with each other based on the principle of equality and reciprocity and in accordance with applicable regulatory requirements.
4.	CDMA NETWORK DISPOSAL AGREEMENT
Unicom has been notified by Unicom Group that on 27 July 2008, Unicom Group, Unicom New Horizon and Telecom Group entered into the CDMA Network Disposal Agreement, which sets out the terms and conditions on which Unicom Group and Unicom New Horizon will sell, and Telecom Group will purchase, the CDMA Network at a consideration of RMB66.2 billion (approximately HK$75.7 billion). The CDMA Network Disposal Agreement supersedes the CDMA Network Framework Agreement and all other previous oral or written agreements in connection with the CDMA Network Disposal.
Completion of the CDMA Network Disposal is expected to occur on the same date as the completion of the CDMA Business Disposal.
5.	OPTION WAIVER AND LEASE TERMINATION AGREEMENT AND TRANSFER AGREEMENT

(a)	Unicom CDMA Lease
Pursuant to the Unicom CDMA Lease:
(i)
Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, has granted to CUCL, a wholly-owned subsidiary of Unicom, the CDMA Network Purchase Option whereby CUCL has an option to purchase the CDMA Network at any time before 31 December 2008; and

(ii)	CUCL has agreed to lease Capacity on the CDMA Network from Unicom New Horizon until 31 December 2008 on the terms and conditions set out in the Unicom CDMA Lease.

Details of the Unicom CDMA Lease and the CDMA Network Purchase Option were set out in Unicom’s announcement and circular dated 26 October 2006 and 10 November 2006, respectively.
In connection with the CDMA Business Disposal, CUCL has agreed to waive its right to exercise the CDMA Network Purchase Option and the parties to the Unicom CDMA Lease have agreed to terminate the Unicom CDMA Lease, in each case with effect from the Completion Date. Accordingly, the Option Waiver and Lease Termination Agreement and the Transfer Agreement have been entered into by the relevant parties as further described below.
(b)	Details of the 2-Step Approach
Under the 2-Step Approach, a relevant connected transaction will be structured to consist of an initial agreement and a further agreement as follows:
(i)
the entering into of an initial agreement (the “Initial Agreement”) in connection with the relevant connected transaction between Unicom Group or its subsidiaries (not including Unicom A Share Company or any of its subsidiaries) and Unicom A Share Company. The Initial Agreement will constitute a connected transaction of Unicom A Share Company but not of Unicom. The Initial Agreement will contain the following terms:

(A)	completion of the Initial Agreement will be subject to the following conditions:
•	the successful transfer of all rights and obligations of Unicom A Share Company under the Initial Agreement to Unicom or its subsidiaries; and

•	the approval of the Independent Unicom Shareholders of the Further Agreement (as defined below).

The Initial Agreement would therefore only be implemented with the approval of the Independent Unicom Shareholders (in addition to the approval of the independent shareholders of Unicom A Share Company); and

(B)
Unicom Group or its subsidiaries (not including Unicom A Share Company or any of its subsidiaries) will agree and acknowledge in the Initial Agreement that all rights and obligations under the Initial Agreement can be transferred to Unicom or its subsidiaries and no further consent from Unicom Group or its subsidiaries for such transfer is required; and

(ii)
the entering into of a further agreement between Unicom A Share Company and Unicom or its subsidiaries (the “Further Agreement”) to transfer all the rights and obligations of Unicom A Share Company under the Initial Agreement to Unicom or its subsidiaries. The Further Agreement will constitute a connected transaction of Unicom under the Hong Kong Listing Rules, but not a connected transaction of Unicom A Share Company requiring independent shareholders’ approval under PRC laws and regulations and the listing rules of the Shanghai Stock Exchange.

The Further Agreement, being a connected transaction of Unicom, will be submitted to the Independent Unicom Shareholders for approval at the same time as the Initial Agreement is submitted to the independent shareholders of Unicom A Share Company for approval.
(c)	Option Waiver and Lease Termination Agreement and Transfer Agreement
Pursuant to the 2-Step Approach described above, on 27 July 2008, the following agreements were entered into:
(i)
Unicom Group, Unicom New Horizon and Unicom A Share Company entered into the Option Waiver and Lease Termination Agreement pursuant to which Unicom A Share Company agreed to waive or procure the waiver by CUCL of its right to exercise the CDMA Network Purchase Option and the parties agreed to terminate or procure the termination of the Unicom CDMA Lease, in each case with effect from the Completion Date, on the basis that Unicom A Share Company has the right to transfer its rights and obligations to CUCL and subject to the approval of the independent shareholders of Unicom A Share Company; and

(ii)
Unicom A Share Company and CUCL entered into the Transfer Agreement pursuant to which Unicom A Share Company agreed to transfer all of its rights and obligations under the Option Waiver and Lease Termination Agreement to CUCL, subject to the approval of the Independent Unicom Shareholders.

The Option Waiver and Lease Termination Agreement and the Transfer Agreement constitute the Initial Agreement and the Further Agreement, respectively, referred to in the 2-Step Approach set out above.
(d)	Conditions
Completion of the Option Waiver and Lease Termination Agreement is conditional upon (i) the Option Waiver and Lease Termination Agreement having been approved by the independent shareholders of Unicom A Share Company and (ii) the CDMA Business Conditions having been satisfied or waived (as applicable) in accordance with the CDMA Business Disposal Agreement.
Completion of the Transfer Agreement is conditional upon (i) the Transfer Agreement having been approved by the Independent Unicom Shareholders and (ii) the CDMA Business Conditions having been satisfied or waived (as applicable) in accordance with the CDMA Business Disposal Agreement.
(e)	Reasons for the Waiver of the CDMA Network Purchase Option and Termination of the Unicom CDMA Lease
The purpose of the Unicom CDMA Lease was to enable Unicom to effectively reduce the investment risks involved in developing the CDMA Business and to allow Unicom to provide CDMA services over the extensive coverage of the CDMA Network without having to incur the costs of purchasing the network at the outset. In addition, the CDMA Network Purchase Option has given Unicom, where it considers necessary and appropriate, the right to purchase the CDMA Network to operate as its own facilities instead of leased facilities. In light of the disposal by Unicom of the CDMA Business and the disposal of the CDMA Network by Unicom Group, Unicom considers that it would be appropriate that the Unicom CDMA Lease should be terminated and a waiver of its right to exercise the CDMA Network Purchase Option should be granted, in each case with effect from the Completion Date.
The directors of Unicom (excluding the independent non-executive directors, whose views will be expressed in the circular to be despatched to Unicom Shareholders as soon as practicable after the date of this announcement, after taking into account the advice from Merrill Lynch, the independent financial adviser appointed to advise the Independent Board Committee and the Independent Unicom Shareholders) believe that the terms of the termination of the Unicom CDMA Lease and the waiver of the CDMA Network Purchase Option are fair and reasonable and in the interests of the Unicom Shareholders as a whole.
6.	TELECOM CDMA LEASE
It is expected that, at or around the same time when the CDMA Business Disposal Agreement and CDMA Network Disposal Agreement are entered into, Telecom and Telecom Group will enter into the Telecom CDMA Lease pursuant to which Telecom will lease Capacity on the CDMA Network from Telecom Group.
7.	REASONS FOR, AND BENEFITS OF, THE CDMA BUSINESS DISPOSAL
Unicom and its subsidiaries provide a comprehensive range of telecommunications services in China, which include GSM and CDMA cellular services. Both the GSM and CDMA businesses have experienced significant growth over the past few years with the total number of subscribers reaching 120.6 million and 41.927 million, respectively, as at 31 December 2007. As the GSM and CDMA businesses have grown and achieved significant scale, the operational complexity and challenges associated with operating two networks, which encompass two different technology standards have substantially increased. Moreover, as they have grown in scale, each of the GSM and CDMA businesses has increasingly placed significant demands on Unicom with regard to its management and financial resources.

On 24 May 2008, the Ministry of Industry and Information Technology, the National Development and Reform Commission and the Ministry of Finance issued a joint announcement regarding the reform of the structure of the telecommunications sector, which encourages the formation of three market competitors with full service operation capabilities including both wireless and wireline capabilities. As stated in this joint announcement, Telecom has been encouraged to acquire Unicom’s CDMA business (including assets and subscribers). This joint announcement has created an opportunity and a favourable environment for Unicom to address the growing challenges mentioned above, and to redeploy resources to enhance its focus on the development of quality communications service offerings.
In recent years, Unicom’s GSM business has become the most significant contributor to Unicom’s financial and operational performance. In the interest of reducing the complexity facing Unicom’s operations and management, and deploying resources to enhance focus on the development of Unicom’s GSM business and relevant brands so as to maximize the shareholder value and return on investment, the directors of Unicom therefore propose to dispose of Unicom’s CDMA business. The disposal will enable Unicom to better focus its financial and operational resources on the enhancement of its GSM business and the future development of 3G services.
In addition, Unicom intends to merge with China Netcom to become a fully integrated telecommunications operator with increased scale and resources. If such merger and the CDMA Business Disposal are completed, the enlarged group will be better positioned to execute a well-balanced business development plan, to enhance its long-term competitiveness, and to achieve a more distinct strategic positioning. Details of the proposed merger between Unicom and China Netcom are set out in the announcement jointly issued by Unicom and China Netcom on 2 June 2008, with further details set out in a circular to be despatched to the Unicom Shareholders for approval of the proposed merger.
The directors of Unicom believe that the terms of the CDMA Business Disposal are fair and reasonable and in the interests of the Unicom Shareholders as a whole.
8.	USE OF PROCEEDS FROM THE CDMA BUSINESS DISPOSAL
Unicom expects to allocate the net proceeds from the CDMA Business Disposal for the following purposes:
(a)
increasing the investment in the GSM network to expand coverage of the GSM network, improve IT support systems and the value-added business platform and enhance customer service quality of the GSM business, and to lay a foundation for the future development of 3G business;

(b)	reducing the debt of Unicom and its subsidiaries in order to decrease financing costs; and

(c)	funding of working capital and other general corporate purposes.
As at the date of this announcement, no specific fund allocation to the above possible purposes has been determined. This possible use of proceeds may change in light of Unicom’s evolving business needs and conditions and management requirements. In the event that any part of Unicom’s business plans change or do not proceed as planned, the directors of Unicom will carefully evaluate the situation and may adjust the intended use of proceeds and/or hold the funds on short-term deposits and/or invest in money-market instruments. All decisions will be made with the intent of achieving the best interests of Unicom and the Unicom Shareholders. To the extent that the net proceeds from the CDMA Business Disposal are not immediately used for the purposes described above, they will be placed on deposit with banks or other financial institutions or held in other treasury intents. Unicom will make a further announcement if the use of the net proceeds is different from the above possible purposes.
9.	FINANCIAL EFFECTS OF THE CDMA BUSINESS DISPOSAL
Based on the scope of the CDMA Business to be disposed of as described in the paragraph headed “2. The CDMA Business Disposal Agreement — (b) CDMA Business” above and the Consideration, on the Completion Date of the CDMA Business Disposal, Unicom expects to realise an estimated gain before tax of approximately RMB37.56 billion (approximately HK$42.93 billion) under HKFRS. The estimated gain is calculated by using the Consideration to minus (a) the carrying net asset value of the CDMA Business as at 31 December 2007 of RMB4.67 billion, (b) the goodwill in relation to the CDMA Business of RMB0.37 billion arising from Unicom’s past acquisitions of cellular businesses from Unicom Group, (c) the deferred revenue of RMB1.01 billion for the estimated value of support services expected to be provided to Telecom at no consideration during the transitional period from the Completion Date to the Final Date or after the Completion Date, and (d) the estimated transaction costs and expenses (other than income tax) of RMB0.19 billion. The carrying net asset value of the CDMA Business is calculated as the CDMA Business’ total assets minus the CDMA Business’ total liabilities as at 31 December 2007.

The gain expected to be recognised in the consolidated income statement of the Group upon the Completion Date is expected to be different from the estimated gain disclosed above due to (a) possible adjustment to the Consideration to be made in accordance with the price adjustment mechanism as explained in the paragraph headed “2. The CDMA Business Disposal Agreement — (c) Consideration” above; (b) possible adjustment to the detailed items of the CDMA Business as agreed in the final list on or before the Delivery Date in accordance with the completion plan set out in the CDMA Business Disposal Agreement; (c) the changes in estimated transaction costs and expenses (other than income tax) to be incurred on the CDMA Business Disposal; (d) the changes in the net asset value of the CDMA Business from 31 December 2007 to the Completion Date; and (e) the changes in the above estimated value of support services to be provided to Telecom at no additional consideration.
10.	INFORMATION ON THE CDMA BUSINESS
At present, Unicom operates the mobile communication business of the CDMA Business on an exclusive basis in 31 provinces, directly controlled municipalities and autonomous regions of China, and has established CDMA international roaming services with 25 operators in a total of 17 countries and regions. In addition, Unicom also operates certain CDMA mobile communications business in Macau Special Administrative Region.
As disclosed in the annual report of Unicom for 2007, as at 31 December 2007, the total number of CDMA subscribers of Unicom amounted to 41.927 million, of which 38.622 million were post-paid subscribers. As of 30 June 2008, the total number of Unicom’s CDMA subscribers was 43.169 million, of which 39.943 million are post-paid subscribers. In 2007, the total MOU of CDMA subscribers and the average MOU per subscriber per month for CDMA service reached 125.43 billion minutes and 263 minutes, respectively, and the ARPU for CDMA service was RMB58.1. For the three months ended 31 March 2008, the average MOU per subscriber per month for the CDMA service amounted to 238.4 minutes and the ARPU for CDMA service was RMB53.3.
According to Unicom’s management accounts prepared in accordance with HKFRS and taking into account the scope of the CDMA Business to be disposed of as described in the paragraph headed “2. The CDMA Business Disposal Agreement — (b) CDMA Business” above, the CDMA Business’ total assets were RMB11.28 billion and RMB12.59 billion as at 31 December 2006 and 2007, respectively, and the CDMA Business’ profit before income tax were RMB345 million and RMB466 million for the years ended 31 December 2006 and 2007, respectively.
11.	INFORMATION ON UNICOM AND UNICOM A SHARE COMPANY
The principal activities of Unicom are investment holding and Unicom’s subsidiaries are principally engaged in the provision of GSM and CDMA cellular, long distance, data and internet services in the PRC. Unicom A Share Company is a subsidiary of Unicom Group and the holding company of Unicom BVI, the direct controlling shareholder of Unicom. Unicom A Share Company and its subsidiaries are primarily engaged in telecommunications and related businesses in the PRC.
12.	INFORMATION ON TELECOM
Telecom and its subsidiaries are engaged in the provision of wireline telecommunications and related services in the PRC and offer a comprehensive range of wireline telecommunications services to residential and business customers, including local, domestic long distance and international long distance telephone services, internet and managed data, leased line, and other related services.
To the best of the knowledge, information and belief of the directors of Unicom, having made all reasonable enquiries, Telecom and its ultimate beneficial owner are third parties independent of Unicom and the connected persons of Unicom.
13.	HONG KONG LISTING RULES IMPLICATIONS FOR UNICOM
The CDMA Business Disposal constitutes a major transaction for Unicom under Chapter 14 of the Hong Kong Listing Rules and is subject to the approval of the Unicom Shareholders. As Unicom BVI will be regarded as having a material interest in the CDMA Business Disposal, Unicom BVI and its associates will abstain from voting on the resolution to approve the CDMA Business Disposal. To the extent the board of directors of Unicom is aware, there is no prior transaction between Unicom and/or its subsidiaries and Telecom and/or its ultimate beneficial owner that requires aggregation under Rule 14.22 of the Hong Kong Listing Rules.

Unicom Group is the ultimate parent company of Unicom and, as at the date of this announcement, Unicom Group indirectly controls approximately 71.17% of the issued share capital of Unicom through its shareholdings in Unicom A Share Company and Unicom BVI. Unicom BVI directly holds a 71.17% shareholding in Unicom.
The Transfer Agreement, pursuant to which CUCL, a wholly-owned subsidiary of Unicom, will assume all of the rights and obligations of Unicom A Share Company under the Option Waiver and Lease Termination Agreement, constitutes a connected transaction for Unicom and is subject to the reporting, announcement and independent shareholders’ approval requirements under Chapter 14A of the Hong Kong Listing Rules. As Unicom BVI, the subsidiary of Unicom A Share Company, is the controlling shareholder of Unicom and will be regarded as having a material interest in the Transfer Agreement, Unicom BVI and its associates will abstain from voting on the resolution to approve the Transfer Agreement.
The Independent Board Committee, which consists of all independent non-executive directors of Unicom, has been established to advise the Independent Unicom Shareholders and Merrill Lynch has been appointed as the independent financial adviser to advise the Independent Board Committee and the Independent Unicom Shareholders, in each case on the terms of the Transfer Agreement pursuant to which the CDMA Network Purchase Option will be waived and the Unicom CDMA Lease will be terminated. None of the independent non-executive directors of Unicom has any material interest in the CDMA Business Disposal or the waiver of the CDMA Network Purchase Option and the termination of the Unicom CDMA Lease.
A circular containing, amongst others, details of the terms of the CDMA Business Disposal, the waiver of the CDMA Network Purchase Option and the termination of the Unicom CDMA Lease, a letter from the Independent Board Committee to the Independent Unicom Shareholders, a letter from Merrill Lynch to the Independent Board Committee and the Independent Unicom Shareholders and a notice convening an extraordinary general meeting of Unicom will be despatched to the Unicom Shareholders as soon as practicable after the date of this announcement.
WARNING: As completion of the CDMA Business Disposal is subject to the satisfaction or waiver of conditions, the issue of this announcement should not be regarded in any way as implying that Unicom and Telecom will complete the CDMA Business Disposal. Therefore, holders of Unicom Shares, Unicom ADSs and investors generally should exercise caution when dealing in the Unicom Shares or Unicom ADSs.
All statements, other than statements of historical facts included in this announcement, are or may be forward-looking statements. Forward-looking statements include, but are not limited to, those using words such as “seek”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “plan”, “strategy”, “forecast” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “may” and “might”. These forward-looking statements reflect Unicom’s current expectations, beliefs, hopes, intentions or strategies regarding the future and assumptions in light of currently available information. Such forward-looking statements are not guarantees of future performance or events and involve known or unknown risks and uncertainties. Accordingly, actual results may differ materially from those described in such forward-looking statements as a result of a number of factors, including, without limitation, any changes in the regulatory regime and significant policies for the PRC telecommunications industry, including changes in the structure or functions of the primary industry regulator, the Ministry of Industry and Information Technology (which has assumed the regulatory functions of the former Ministry of Information Industry), or any changes in the regulatory policies of the Ministry of Industry and Information Technology, the State-owned Assets Supervision and Administration Commission and other relevant government authorities of the PRC; any decisions by the PRC government in relation to the technology standards and licenses of third generation mobile telecommunication; the results of the ongoing restructuring of the PRC telecommunications industry; the integration of Unicom and China Netcom following the completion of the proposed merger; any changes in the effects of competition on the demand and price of the Unicom’s telecommunications services; any changes in telecommunications and related technologies and applications based on such technologies; and any changes in political, economic, legal and social conditions in the PRC including the PRC government’s policies with respect to economic growth, consolidations or restructuring of and other structural changes in the PRC telecommunications industry, foreign exchange, foreign investment and entry by foreign companies into the PRC telecommunications market. Investors in Unicom should not place undue reliance on such forward-looking statements, and Unicom does not undertake any obligation to update publicly or revise any forward-looking statements.

14.	DEFINITIONS
In this announcement, unless the context otherwise requires, the following expressions have the meanings set out below:

“2-Step Approach”	the approach to be adopted in the entering into of all connected transactions of Unicom that require the approval of the Independent Unicom Shareholders, details of which are set out in the paragraph headed “Option Waiver and Lease Termination Agreement and Transfer Agreement — Details of the 2-Step Approach”

“3G”	third generation mobile system, next generation of mobile network infrastructure that utilizes the 2GHz spectrum

“ADSs”	American Depositary Shares

“ARPU”	Average Revenue Per User

“associate”	has the meaning given to it in the Hong Kong Listing Rules

“Authorisations”	all necessary authorisations, registrations, filings, rulings, permissions and approvals

“Capacity”	capacity on the constructed CDMA Network measured in terms of total number of subscribers

“CDMA”	Code Division Multiple Access technology, which is a digital transmission technology that accommodates higher throughput by using various coding sequences to mix and separate voice and data signals for wireless communication

“CDMA Business”	has the meaning given to it under the paragraph headed “2. The CDMA Business Disposal Agreement — (b) CDMA Business” in this announcement

“CDMA Business Disposal”	the proposed sale of the CDMA Business by CUCL and Unicom to Telecom

“CDMA Business Disposal Agreement”	the definitive agreement dated 27 July 2008 entered into between Unicom, CUCL and Telecom relating to the CDMA Business Disposal

“CDMA Business Framework Agreement”	the framework agreement dated 2 June 2008 entered into between Unicom, CUCL and Telecom relating to the CDMA Business Disposal

“CDMA Network”	certain assets on the balance sheet of Unicom New Horizon as at the completion date of the CDMA Network Disposal and certain assets of Unicom Group as provided in the CDMA Network Disposal Agreement

“CDMA Network Disposal”	the proposed sale of the CDMA Network by Unicom Group and Unicom New Horizon to Telecom Group

“CDMA Network Disposal Agreement”	the definitive agreement dated 27 July 2008 entered into between Unicom Group, Unicom New Horizon and Telecom Group relating to the CDMA Network Disposal

“CDMA Network Framework Agreement”	the framework agreement dated 2 June 2008 entered into between Unicom Group, Unicom New Horizon and Telecom Group relating to the CDMA Network Disposal

“CDMA Network Purchase Option”	the option granted by Unicom New Horizon to CUCL to purchase the CDMA Network pursuant to the terms set out in the Unicom CDMA Lease

“CDMA Service Revenue”	the service revenue generated by Unicom in the course of operating its CDMA telecommunications business, exclusive of the total revenue from the sale of telecommunications products

“China Netcom”	China Netcom Group Corporation (Hong Kong) Limited, a company incorporated in Hong Kong with limited liability, whose shares are listed on the Hong Kong Stock Exchange and whose ADSs are listed on the New York Stock Exchange

“Completion Date”	1 October 2008 or such other date as Unicom, CUCL and Telecom may agree

“connected person”	has the meaning given to it in the Hong Kong Listing Rules

“Consideration”	the consideration for the CDMA Business Disposal

“CUCL”	China Unicom Corporation Limited, a company incorporated in the PRC with limited liability and a wholly-owned subsidiary of Unicom

“Delivery Date”	the date of actual delivery of the CDMA Business and all relevant documentation by CUCL and Unicom to Telecom

“First Announcement”	the announcement issued by Unicom on 2 June 2008 relating to the CDMA Business Disposal

“Final Date”	31 March 2009, and being the date before which the payment of the final installment of the Consideration is due

“Group”	Unicom and its subsidiaries from time to time

“GSM”	global cellular system for mobile communications, a digital mobile cellular telephone system operating in the 900 MHz, 1800 MHz and 1900 MHz frequency band based on digital transmission and cellular network architecture with roaming

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“HKFRS”	Hong Kong Financial Reporting Standards

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China

“Hong Kong Listing Rules”	the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Independent Board Committee”	the independent committee of the board of directors of Unicom, which consists of all of the independent non-executive directors of Unicom, being Mr. Wu Jinglian, Mr. Shan Weijian, Mr. Cheung Wing Lam, Linus and Mr. Wong Wai Ming, which has been established to advise the Independent Unicom Shareholders in respect of the Transfer Agreement pursuant to which the CDMA Network Purchase Option will be waived and the Unicom CDMA Lease will be terminated

“Independent Telecom Shareholders”	the Telecom Shareholders other than Telecom Group and its associates

“Independent Unicom Shareholders”	the Unicom Shareholders other than Unicom BVI and its associates

“Jointly Used CDMA Network Assets”	assets which are jointly relevant to the CDMA Business and/or network, and the other business or network of CUCL

“Merrill Lynch”	Merrill Lynch (Asia Pacific) Limited, which is licensed by the Securities and Futures Commission for type 1 (dealing in securities), type 4 (advising on securities), type 6 (advising on corporate finance) and type 7 (providing automated trading services) regulated activities as defined under the SFO, and which has been appointed as the independent financial adviser to the Independent Board Committee and the Independent Unicom Shareholders

“MHz”	Megahertz, a unit of measure of frequency; 1MHz is equal to one million cycles per second

“MOU”	minutes of usage

“Option Waiver and Lease Termination Agreement”	the agreement dated 27 July 2008 entered into between Unicom Group, Unicom New Horizon and Unicom A Share Company (the rights and obligations of Unicom A Share Company under that agreement to be subsequently transferred to CUCL) pursuant to which Unicom A Share Company has agreed to waive or procure the waiver by CUCL of its right to exercise the CDMA Network Purchase Option and the parties have agreed to terminate or procure the termination of the Unicom CDMA Lease, in each case with effect from the Completion Date

“PRC”	the People’s Republic of China

“RMB”	Renminbi, the lawful currency of the PRC

“Seconded Employees”	employees employed by third parties and working on secondment for CUCL

“Telecom”	China Telecom Corporation Limited, a joint stock limited company incorporated in the PRC with limited liability, whose shares are listed on the Hong Kong Stock Exchange and whose ADSs are listed on the New York Stock Exchange

“Telecom CDMA Lease”	a lease agreement expected to be entered into between Telecom and Telecom Group pursuant to which Telecom Group has agreed to lease Capacity on the CDMA Network to Telecom

“Telecom Group”	China Telecommunications Corporation, a state-owned enterprise established under the laws of the PRC

“Telecom Shareholders”	the shareholders of Telecom

“Telecom Shares”	overseas listed foreign invested shares in Telecom’s registered capital with a par value of RMB1.00 each

“Ten Northern Provinces”	Beijing, Tianjin, Heilongjiang, Liaoning, Jilin, Inner Mongolia, Shanxi, Henan, Hebei and Shandong (including provinces, directly controlled municipalities and autonomous regions)

“Transfer Agreement”	the transfer agreement dated 27 July 2008 entered into between Unicom A Share Company and CUCL pursuant to which Unicom A Share Company has agreed to transfer all of its rights and obligations under the Option Waiver and Lease Termination Agreement to CUCL

“Unicom”	China Unicom Limited, a company incorporated in Hong Kong with limited liability, whose shares are listed on the Hong Kong Stock Exchange and whose ADSs are listed on the New York Stock Exchange

“Unicom A Share Company”	China United Telecommunications Corporation Limited, a company incorporated in the PRC with limited liability, whose shares are listed on the Shanghai Stock Exchange and a company in which Unicom Group holds a 60.74% equity interest as at the date of this announcement

“Unicom ADSs”	ADSs which are issued by The Bank of New York and traded on the New York Stock Exchange, each representing ownership of 10 Unicom Shares

“Unicom BVI”	China Unicom (BVI) Limited, a company incorporated in the British Virgin Islands in which Unicom Group holds a 17.9% equity interest and Unicom A Share Company holds a 82.1% equity interest as at the date of this announcement, and the immediate controlling shareholder of Unicom

“Unicom CDMA Lease”	the CDMA lease agreement dated 26 October 2006 entered into between Unicom A Share Company (the rights and obligations of Unicom A Share Company under that agreement were subsequently transferred to CUCL), Unicom New Horizon and Unicom Group, pursuant to which Unicom New Horizon agreed to lease Capacity on the CDMA Network to CUCL

“Unicom Group”	China United Telecommunications Corporation, a state-owned enterprise established under the laws of the PRC

“Unicom New Horizon”	Unicom New Horizon Mobile Telecommunications Company Limited, a company incorporated in the PRC with limited liability and a wholly-owned subsidiary of Unicom Group

“Unicom Shareholders”	the holders of Unicom Shares and Unicom ADSs

“Unicom Shares”	ordinary shares of HK$0.10 each in the capital of Unicom
This announcement contains translations between Renminbi and Hong Kong dollar amounts at RMB0.875 = HK$1.00, being the exchange rate prevailing on 25 July 2008. The translations should not be taken as a representation that the Renminbi could actually be converted into Hong Kong dollars at that rate or at all.

As at the date of this announcement, the board of directors of Unicom comprises Chang Xiaobing, Tong Jilu, Li Gang and Zhang Junan as executive directors, Lu Jianguo and Lee Suk Hwan as non-executive directors and Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming as independent non-executive directors.

By order of the board of China Unicom Limited Mr. Chang Xiaobing Chairman
Hong Kong, 28 July 2008